                                                                   EXHIBIT 11.1

                   C.P. CLARE CORPORATION AND SUBSIDIARIES


                               COMPUTATION OF NET (LOSS) INCOME PER SHARE (1), (2)
                                                   (UNAUDITED)
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   THREE MONTHS ENDED                   SIX MONTHS ENDED
                                          -----------------------------------  -----------------------------------
                                          SEPTEMBER 29, 1996  OCTOBER 1, 1995  SEPTEMBER 29, 1996  OCTOBER 1, 1995
                                          ------------------  ---------------  ------------------  ---------------

Net (loss) income                             $  (12,439)        $    1,838        $   (9,647)        $    2,948
                                              ==========         ==========        ==========         ==========
Weighted average common and common
share equivalent:
  Weighted average common shares
    outstanding during the period              8,941,473          6,019,171         8,886,909          4,689,961
  Weighted average common share equivalent            --          1,832,707                --          2,370,736
                                              ----------         ----------        ----------         ----------
                                               8,941,473          7,851,878         8,886,909          7,060,697
                                              ==========         ==========        ==========         ==========
Net (loss) income per common and
    common share equivalent                   $    (1.39)        $     0.23        $    (1.09)        $     0.42
                                              ==========         ==========        ==========         ==========



----------

(1)   Fully diluted net income per share has not been separately presented, as the amounts would not be materially different.

(2)   Net loss per common and common share equivalent are computed using the weighted average number of common shares outstanding during each period.
